Exhibit 10.5
2008 INCENTIVE PLAN
This 2008 Incentive Plan (this “Plan”) of ADVENTRX Pharmaceuticals, Inc. (“ADVENTRX” or the “Company”) is designed to offer incentive compensation to certain employees of the Company (as described under the “Eligibility” section below (“Participants”)), by rewarding the achievement of near-term corporate objectives and specifically identified individual objectives that are consistent with and support near-term corporate objectives. This Plan is intended to create an environment that will focus Participants on the achievement of objectives. Since cooperation between departments and Participants will be required to achieve corporate objectives that represent a significant portion of the incentive awards available under this Plan, this Plan should foster improved teamwork and a more cohesive management team.
Purpose of this Plan
This Plan is designed to:
•	provide an incentive program to achieve near-term corporate objectives and thereby enhance stockholder value;

•	reward key employees who significantly impact corporate results;

•	encourage increased teamwork among all departments within the Company;

•	incorporate an incentive program in ADVENTRX’s overall compensation strategy to help attract and retain key employees; and

•	incentivize Participants to remain employed by ADVENTRX throughout the plan year and until the time incentive awards are paid.
Plan Year
The plan year under this Plan is the calendar year beginning January 1, 2008 and ending December 31, 2008.
Plan Governance
This Plan will be governed by the compensation committee (the “Committee”) of the Company’s board of directors. The Committee will be responsible for determining and approving all awards to officers of the Company and the Company’s chief executive officer will be responsible for determining and approving all awards to non-officer Participants.
Eligibility
All full time (40 hours/week) exempt employees at the Director level or higher are eligible to participate in this Plan. To be eligible to earn and receive an award under this Plan, such employee: (a) must have been in an eligible position (i.e., Director-level or higher) prior to October 1, 2008 and remain employed in such capacity through the end of the plan year and until incentive awards are paid; and (b) must not be on probation or under review or evaluation (or similar disciplinary action) at the time incentive award determinations are made or paid.

Form of Incentive Award Payments
Incentive award payments generally will be made in cash, though the Committee has sole and absolute discretion to determine the composition of individual incentive award payments.
Corporate and Individual Objectives
This Plan calls for incentive awards based on the achievement of near-term corporate objectives by the Company and individual objectives by Participants.
Prior to May 31, 2008, the Company’s chief executive officer will present to the Committee a list of proposed near-term corporate objectives for the plan year, which objectives are subject to review and approval by the Committee. Corporate objectives will be specific and measurable. Each Participant will then work with his/her supervisor to develop a list of individual objectives applicable to such Participant. The list of individual objectives for each non-officer Participant, must be approved by such Participant’s department head (who must be an officer of the Company), in concert with the Company’s chief executive officer. The list of individual objectives for each officer Participant must be approved by the Company’s chief executive officer and the Committee. If an individual becomes eligible to participate in this Plan (whether as a result of retention, promotion or otherwise) following the development and approval of lists of individual objectives, such individual will promptly develop a list of individual objectives applicable to such individual that foster attaining approved near-term corporate objectives for the plan year and have such list approved as set forth above.
The relative weight between corporate and individual objectives of an incentive award will vary based on each Participant’s level within the Company as follows:

Title (Level)	Corporate	Individual
Chief Executive Officer	100%	0%
Participants (other than the CEO)	75%	25%
If an approved corporate or individual objective becomes irrelevant or undesirable during the plan year or if a strategic change affects (one or more) objectives then, for each such affected objective
          (a) with respect to corporate objectives, the Committee, after considering the recommendations of the Company’s chief executive officer, may (i) substitute a new objective, (ii) eliminate the affected objective or (iii) take no action;
          (b) with respect to individual objectives, (A) for non-officer Participants, the Company’s chief executive officer, in concert with the Participant whose individual objectives were affected, may take one of the actions described in subsections (a)(i)-(iii) above, (B) for officer Participants, the Committee, after considering the recommendations of the Company’s chief executive officer, may take one of the actions described in subsections (a)(i)-(iii) above.

Incentive Award Targets
Incentive awards generally will consist of cash-based compensation as described below, though the Committee has sole and absolute discretion to determine the composition of individual incentive award payments.
The target amount of a typical incentive award will be a specific dollar amount or determined by applying a “target percentage” to the base salary earned by a Participant during the plan year as an eligible employee in this Plan. The following amounts or target percentages will be used to determine the target award amounts:

Title (Level)	Amount or Target Percentage
Chief Executive Officer	$250,000
Executives (other than the CEO)	30%
Non-executive Vice Presidents	20%
Executive Directors, Senior Directors and Directors	15%
Award Multipliers
Corporate and individual “award multipliers” will be determined in the first quarter of 2009 and applied to Participants’ target amounts to establish the actual payout amounts of the incentive awards. A corporate award multiplier, which will be based on overall corporate performance against corporate objectives in place at the end of 2008 and the same for all Participants, will apply to the corporate performance component of each Participant’s target award amount. An individual award multiplier, which will be based on a Participant’s performance against that Participant’s objectives in place at the end of 2008 and separately determined for each Participant, will apply to the individual performance component of each Participant’s target award amount. These award multipliers may have the affect of increasing or decreasing a Participant’s actual payout amount versus his or her target amount.
The corporate award multiplier will be determined by the Committee. The individual award multiplier for each non-officer Participant will be determined by such Participant’s department head (who must be an officer of the Company), in concert with the Company’s chief executive officer. The individual award multiplier for each officer Participant will be determined by the Committee after considering the recommendations of the Company’s chief executive officer.
In determining the achievement of objectives and award multipliers, the Committee, the Company’s chief executive officer and the Company’s other officers, as applicable, will consider the achievement of objectives, the degree to which a an objective is partially achieved, the quality of achievement, the difficulty in achieving the objective, conditions that affected the ability to achieve objectives and such other factors as the Committee, the Company’s chief executive officer or the Company’s other officers, as applicable, determine are appropriate to consider.
Award multipliers range from 0 to 1.50.
Payment of Incentive Awards
Payment of incentive awards will be made no later than March 14, 2009. Incentive award calculations for each Participant will be based on such Participant’s base salary earned during the plan year as an eligible employee in this Plan. A Participant has not earned and does not have any right or entitlement to any award under this Plan until the time the award is actually paid to such Participant.
For clarification, Participants who have been in an eligible position for less than a year, but who hold an eligible position prior to October 1, 2008 (and remain continuously employed through the payment of awards) will receive a pro-rated award based on the portion of the plan year they held an eligible position. A Participant who is promoted during the plan year from one “target percentage” level to another will have his/her incentive award calculated using his/her base salary earned during the plan year as an eligible employee in this Plan and, if the promotion occurred prior to October 1, 2008, the calculation will be pro-rated, based on the number of months at each target percentage level. If the promotion occurred on or after October 1, 2008, the entire calculation will be based on the target percentage applicable prior to the promotion. A Participant who is demoted during the plan year from one target percentage level to another will have his/her incentive award calculated using his/her base salary earned during the plan year as an eligible employee in this Plan and, regardless of when the demotion occurred, the calculation will be based on the target percentage level applicable to such Participant at the end of the plan year. Other than as stated above, incentive awards will not be pro-rated for partial-year service.
Termination
Any award payment provided for under this Plan is completely discretionary and is not considered earned by a Participant until it is actually paid. Continued employment until payment of the incentive award is required. If the employment of a Participant is terminated (whether voluntarily or involuntarily) during the plan year, or prior to payment of awards, whether or not an award payment is made will be at the absolute discretion of (a) the Committee, with respect to officer Participants (including the Company’s chief executive officer), and (b) the Company’s chief executive officer, with respect to non-officer Participants.
Absolute Right to Alter or Abolish this Plan; Disputes
The Committee reserves the right in its absolute discretion to abolish this Plan at any time or to alter the terms and conditions under which incentive awards will be paid, with or without cause and with or without prior notice. Such discretion may be exercised any time before, during, and after the plan year has commenced or is completed. No Participant shall earn or vest in any right to receive any award hereunder until actual payment of such award.
Any dispute or controversy arising under this Plan will be settled by the Committee in its sole and absolute discretion.
Employment Duration/Employment Relationship
This Plan does not, and ADVENTRX’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by ADVENTRX or by the Participant, with or without cause.

Other Terms and Conditions of this Plan
The Company is not responsible for any tax liability incurred by Participants that receive an award under this Plan, but reserves the right to deduct from any award payment an amount equal to all or any part of the deductions or taxes required by law to be withheld by the Company.
Notwithstanding any other provision of this Plan, each Participant’s award, if any, will be paid in a single sum not later than (i) the date that is the 15th day of the 3rd month following the end of the Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (ii) the date that is the 15th day of the 3rd month following the end of the Company’s first fiscal year in which the award is no longer subject to a substantial risk of forfeiture, whichever is later. Unless an exemption applies, this Plan and the awards paid pursuant to this Plan are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
This Plan is unfunded and no provision of this Plan shall require the Company, for the purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between the Company and any Participant or other person. Any right to receive an award payment under this Plan shall be no greater than the right of any unsecured creditor of the Company.
This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws provisions.